Exhibit 10.44

TAX ALLOCATION AGREEMENT

THIS AGREEMENT is entered into as March 1, 2006, by and between Ener1 Group, Inc., a Florida corporation (“E1G”) and Ener1, Inc. and its subsidiaries (“Ener1”), a Florida corporation.

WITNESSETH:

WHEREAS, E1G is the common parent corporation of an affiliated group of corporations (the “E1G Affiliated Group”) within the meaning of section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and Ener1 is a corporation more than 80% owned by E1G and therefore a member of the E1G Affiliated Group; and

WHEREAS, E1G and Ener1 deem it appropriate to define the method by which the federal income tax, including for all purposes of this Agreement, the alternative minimum tax, and certain state and local tax liabilities of the E1G Affiliated Group shall be allocated between the parties and the manner in which such allocated liability shall be paid.

NOW, THEREFORE, in consideration of the premises and of the mutual premises and covenants hereinafter set forth, the parties hereto agree as follows:

1.  Definitions. The following terms as used in this Agreement shall have the meanings set forth below:

(a)  “Additional Amount” shall mean the amount determined under Section 3 hereof.

(b)  “Consolidated Return” shall mean a consolidated federal income tax return filed pursuant to section 1501 of the Code.

(c)  “Consolidated Tax Liability” shall mean the consolidated federal income tax liability, including for all purposes of this Agreement, alternative minimum tax liability, of the E1G Affiliated Group for any taxable year for which the E1G Affiliated Group files a Consolidated Return.

(d)  “IRS” shall mean the Internal Revenue Service.

(e)  “Member” shall mean each includible member of the E1G Affiliated Group.

(f)  “E1G Affiliated Group” shall mean the affiliated group of corporations within the meaning of section 1504(a) of the Code of which E1G is the common parent.

(g)  “Regulations” shall mean the Treasury regulations as in effect from time to time.

(h)  “Separate Return Tax Liability” shall mean the federal income tax liability, including for all purposes of this Agreement, alternative minimum tax liability, of a Member computed as if it had filed a separate federal income tax return for the applicable taxable year with the modifications set forth in section 1.1552-1(a)(2)(ii) of the Regulations.

(i)  “Separate Tax Liability” shall mean the amount owed by a Member under Section 2(a) hereof.

(j)  “Tax Sharing Receivable” shall mean the amount owned to a Member pursuant to Section 2(a) hereof.

2.  Separate Tax Liability.

(a)  If a Consolidated Return is filed by the E1G Affiliated Group for any taxable year, the Separate Tax Liability of each Member for such taxable year shall, if a positive number, be the sum of (i) the amount determined for such Member pursuant to paragraph (b) hereof, plus or minus, as the case may be, (ii) any increase or reduction in the Member's tentative Separate Tax Liability required by paragraph (c) hereof. To the extent an allocation to a Member under clause (ii) of paragraph (c) hereof reduces a Member's tentative Separate Tax Liability to an amount less than zero, such negative amount shall be referred to herein as a “Tax Sharing Receivable.”

(b)  Each Member's tentative Separate Tax Liability shall be an amount equal to that portion of the Consolidated Tax Liability for such taxable year that the Member's Separate Return Tax Liability for such taxable year bears to the sum of the Separate Return Tax Liabilities of all Members for such taxable year; provided, however, that such amount shall not exceed the Consolidated Tax Liability for such taxable year.

(c)  Adjustments for Additional Amount. If an Additional Amount is determined with respect to a Member for a Consolidated Return taxable year, then (i) the tentative Separate Tax Liability of that Member, as determined pursuant to paragraph (b), shall be increased by such Additional Amount; and (ii) the Separate Tax Liability of each of those Members whose tax attributes are absorbed shall be reduced by a pro rata portion of the Additional Amount allocated to such Member, which allocation shall be made in a manner that reasonably reflects the absorption of the tax attributes. This paragraph (c) and Section 3 hereof are intended to allocate Additional Amounts of Separate Return Tax Liability in accordance with the percentage method of Reg. (S)1.1502-33(d)(3) (using 100% for each Member) and shall be interpreted to comply in all material respects with that method.

3.  Additional Amount. An “Additional Amount” exists with respect to a Member if, for any Consolidated Return taxable year, that Member's Separate Return Tax Liability exceeds the tentative Separate Tax Liability of that Member determined pursuant to Section 2(b).

4.  Payments. For each taxable year with respect to which E1G files, or it is reasonably anticipated that E1G will file, a Consolidated Return which includes Ener1, payment of the Separate Tax Liability or Tax Sharing Receivable with respect to such taxable year shall be made as follows:

(a)  On or before the 15th day of the fourth month of such taxable year, E1G shall estimate the Separate Tax Liability or Tax Sharing Receivable of each Member for such taxable year.

(b)  Ener1 shall pay to E1G or E1G shall pay to Ener1, as the case may be, on or before each of the due dates for E1G to make payment of estimates of its federal income taxes for such taxable year one-fourth of the amount estimated pursuant to paragraph (a) above (the “Estimated Amount”). If, after paying any such installment of the Estimated Amount, E1G and Ener1 make a new estimate, the amount of each remaining installment (if any) shall be the amount which would have been payable if the new estimate had been made when the first estimate for the taxable year was made, increased or decreased as applicable, by the amount computed by dividing: (i) the difference between (A) the amount of the Estimated Amount required to be paid before the date on which the new estimate is made, and (B) the amount of the Estimated Amount which would have been required to be paid before such date if the new estimated had been made when the first estimate was made, by (ii) the number of installments remaining to be paid on or after the date on which the new estimate is made.

(c)  If, after the end of each such taxable year with respect to which E1G filed, or reasonably anticipates that it will file, a Consolidated Return which includes Ener1, it is determined that the actual Separate Tax Liability for such taxable period exceeds the aggregate amount paid pursuant to the subparagraph (b) above with respect to such taxable period, then such excess shall be paid on or before the later of (i) the 15th day of the third month after the end of such taxable period, and (ii) the date on which such excess is finally determined, which shall be not later than sixty (60) days after the Consolidated Return for such taxable period is filed.

(d)  If, after the end of each such taxable year with respect to which E1G filed, or reasonably anticipates that it will file, a Consolidated Return which includes Ener1, it is determined that the amount paid pursuant to subparagraph (b) above with respect to such taxable period exceeds the actual Separate Tax Liability or Tax Sharing Receivable for such taxable period, then such excess shall be paid on or before the later of (i) the 15th day of the third month after the end of such taxable period and (ii) the date on which such excess is finally determined, which shall be not later than sixty (60) after the Consolidated Return for such taxable period is filed.

5.  Carrybacks. The provisions of this Section 5 shall be interpreted in a manner that does not result in the duplication of any computations required by any other provision of this Agreement or in the duplication of any tax sharing payment required to be made pursuant to any other provision of this Agreement.

(a)  If the E1G Affiliated Group has a consolidated unused investment credit, a consolidated unused foreign tax credit, a consolidated excess charitable contribution, a consolidated net capital loss or a consolidated net operating loss, as such terms are defined in the Regulations (a “Consolidated Excess Amount”) for any taxable year, the portion of such Consolidated Excess Amount which is attributable to a Member (the “Separate Excess Amount”) shall be computed in accordance with the Consolidated Return Regulations.

(b)  If such Consolidated Excess Amount is carried back to a prior taxable year of the E1G Affiliated Group during which Ener1 was a Member or was not in existence, then the amounts due under this Agreement for such prior taxable year shall be redetermined by taking into account such Consolidated Excess Amount and any Separate Excess Amount allocable to such taxable year.

(c)  Payment of any amount due under this Section 5 shall be made on the date that a credit or refund is allowed with respect to the taxable year to which such payment related and shall include any interest attributable thereto under section 6611 of the Code.

6. Subsequent Adjustments. If any adjustments (other than adjustments made pursuant to Section 5 hereof) are made to the income, gains, losses, deductions or credits of the E1G Affiliated Group for a taxable year during which Ener1 is a Member, whether by reason of the filing of an amended return or a claim for refund which respect to such taxable year or an audit with respect to such taxable year by the IRS, the amounts due under this Agreement for such taxable year shall be redetermined by taking into account such adjustments. If, as a result of such redetermination, any amounts due under this Agreement shall differ from the amounts previously paid, then payment of such difference shall be made (a) in the case of an adjustment resulting in a credit or refund, on the date on which such credit or refund is allowed with respect to such adjustment, or (b) in the case of an adjustment resulting in the assertion of a deficiency, on the date on which such deficiency is paid. Any amounts due under this Section 6 shall include any interest attributable thereto under section 6601 or 6611 of the Code, as the case may be, and any penalties or additional amounts which may be imposed.

7.  Foreign Tax and State and Local Tax

(a)  Ener1 agrees, on the request of E1G, to join with E1G, or any direct or indirect subsidiary of E1G, (i) in any combined or consolidated foreign tax return (“Foreign Combined Return”) for any taxable year for which E1G or any such direct or indirect subsidiary of E1G files a Foreign Combined Return that may include Ener1, and (ii) in any combined or consolidated state or local income or franchise tax return (“State/Local Combined Return”) for any taxable year for which E1G or any such direct or indirect subsidiary of E1G files a State/Local Combined Return that may include Ener1.

(b)  If, at any time from and after the date of this Agreement, Ener1 is included in any Foreign Combined Return or State/Local Combined Return that includes E1G or any direct or indirect subsidiary of E1G, this Agreement shall be applied in a like manner to all matters relating to such foreign taxes or state or local income or franchise taxes.

8.  Determinations. All determinations required hereunder shall be made by the independent public accountants regularly employed by the E1G Affiliated Group at the time that such determination is required to be made or by such other independent tax advisor as may be selected by E1G, in the exercise of its absolute discretion. Such determinations shall be binding and conclusive upon the parties for purposes hereof.

9.  Procedural Matters. E1G shall prepare and file the Consolidated Return and other returns, documents or statements required to be filed with the IRS with respect to the determination of federal income tax liability of the E1G Affiliated Group. In its sole discretion, E1G shall have the right with respect to any Consolidated Returns which it has filed or will file, (i) to determine the manner in which such returns, documents or statement shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported, the elections that will be made by any Member, (ii) to contest, compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit or such returns by the IRS, (iii) to file, prosecute, compromise or settle any claim for refund and (iv) to determine whether any refunds, to which the E1G Affiliate Group may be entitled, shall be paid by way of refund or credited against the tax liability of the E1G Affiliated Group. Ener1 hereby irrevocably appoints E1G as its agent and attorney-in-fact to take such actions (including the execution of documents) as E1G may deem appropriate to effect the foregoing.

10.  Earnings and Profits Determinations. For purposes of determining the manner in which taxes are shared in calculating each Member's earnings and profits, E1G shall be entitled to use any of the methods permitted by section 1.1502-33(d) of the Regulations that E1G, in the exercise of its absolute discretion, deems necessary or appropriate.

11.  Miscellaneous Provisions.

(a)  This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein. No alteration, amendment or modification of any of the terms of this Agreement shall be valid unless made by an instrument signed in writing by an authorized officer of each party hereto.

(b)  This Agreement has been made in and shall be construed and enforced in accordance with the laws of the State of Florida from time to time obtaining.

(c)  This Agreement shall be binding upon and inure to the benefit of each party hereto and their respective successors and assigns.

(d)  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e)  All notices and other communications hereunder shall be deemed to have been duly given if delivered by hand or mailed certified or registered mail, postage prepaid:

If to Ener1 Group:

Ener1 Group, Inc.
550 West Cypress Creek Rd., Suite 120
Ft. Lauderdale, FL 33309
Attn: Charles Gassenheimer, CEO
Email: cgassenheimer@ener1group.com
Fax: 212.920.3510

If to Ener1, Inc.:

Ener1, Inc.
500 West Cypress Creek Rd., Suite 100
Ft. Lauderdale, FL 33309
Attn: Gerard Herlihy, CFO
Email: Jherlihy@ener1.com
Fax:  954 776-5337

(f) The headings of the paragraph of this Agreement are inserted for convenience only and shall not constitute a part hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized representative, all on the date and year first above written.

ENER1 GROUP, INC.

By:
Name: Title:

ENER1, INC.

By:
Name: Title: